Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:

Analyst and Press Inquiries:
David Leggette
+1 610 995 7349
david.leggette@cbreim.com

Investor Relations:
+1 888 711 4272
www.cbreim.com/igr

CBRE Global Real Estate Income Fund (NYSE: IGR)

Appoints New Trustee

Philadelphia – July 30, 2024 – The Board of Trustees of the CBRE Global Real Estate Income Fund (NYSE: IGR) announced today that Peter F. Finnerty has been appointed to the Board and joins as an independent Trustee effective July 31, 2024.

“We welcome Peter to the Board and feel his expertise and background are very relevant and complementary to our other Board members,” commented Ritson Ferguson, Chairperson of IGR’s Board. “He has extensive relevant experience and perspective on strong governance practices within the investment management business which will benefit our shareholders.”

Mr. Finnerty is a uniquely experienced mutual funds industry leader with extensive financial reporting, operational and risk management experience. For over 12 years, he was the leader of PwC’s Mutual Funds Practice, the largest provider of professional services to the industry. He has served as the lead engagement partner on three of the top ten mutual funds complexes.

Prior to his recent retirement, Mr. Finnerty served as the US Mutual Fund Leader for PricewaterhouseCoopers L.L.P. (PwC). His duties included driving practice initiatives relating to quality, human capital, and client experience, coordinating Firm relationship with SEC and ICI on all mutual fund industry matters, and establishing PwC’s thought leadership and benchmarking agenda for the mutual fund industry. He also served as the Global Asset & Wealth Management Assurance Leader. His duties included determining market-facing activities for the leading global provider of assurance services to the asset management industry and responsibility for directing PwC’s global asset management innovation and technology initiatives across the sector’s global practice.

CBRE Investment Management Press Release

Mr. Finnerty is a Certified Public Accountant (New York and Massachusetts), a member of the American Institute of Certified Public Accountants, and an Audit Committee Financial Expert (ACFE under Sec 407 of the Sarbanes-Oxley Act). Additionally, he is a frequent speaker/panelist at industry conferences, an author of numerous articles and thought leadership on the mutual fund industry, a former member of ICI Accounting/Treasurers’ Committee; Treasurer for Boston Financial Services Leadership Counsel, and a member of the Audit Committee of the Town of Brookline, Massachusetts. Mr. Finnerty earned his Bachelor of Arts in Economics from Amherst College.

About CBRE Investment Management

CBRE Investment Management is a leading global real assets investment management firm with $142.5 billion in assets under management* as of June 30, 2024, operating in more than 30 offices and 20 countries around the world. Through its investor-operator culture, the firm seeks to deliver sustainable investment solutions across real assets categories, geographies, risk profiles and execution formats so that its clients, people, and communities thrive. CBRE Investment Management Listed Real Assets LLC is a separately registered investment adviser within CBRE Investment Management that specializes in the management of global listed real assets solutions.

CBRE Investment Management is an independently operated affiliate of CBRE Group, Inc. (NYSE: CBRE), the world’s largest commercial real estate services and investment firm (based on 2023 revenue). CBRE has more than 130,000 employees (including Turner & Townsend employees) serving clients in more than 100 countries. CBRE Investment Management harnesses CBRE’s data and market insights, investment sourcing and other resources for the benefit of its clients. For more information about CBRE Investment Management, please visit www.cbreim.com.

*Assets under management (AUM) refers to the fair market value of real assets-related investments with respect to which CBRE Investment Management provides, on a global basis, oversight, investment management services and other advice and which generally consist of investments in real assets; equity in funds and joint ventures; securities portfolios; operating companies and real assets-related loans. This AUM is intended principally to reflect the extent of CBRE Investment Management’s presence in the global real assets market, and its calculation of AUM may differ from the calculations of other asset managers and from its calculation of regulatory assets under management for purposes of certain regulatory filings.